As filed with the Securities and Exchange Commission on October 5, 2006
Registration No. 333-135997

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASTHMATX, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	77-0615671
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)

1340 Space Park Way
Mountain View, California 94043
(650) 810-1100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Glendon E. French
President and Chief Executive Officer
Asthmatx, Inc.
1340 Space Park Way
Mountain View, California 94043
(650) 810-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry J. Kramer, Esq. David K. Michaels, Esq. Thomas J. Hall, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	William C. Davisson, Esq. B. Shayne Kennedy, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This amendment is being filed solely to file certain exhibits. No changes have been made to Part I of the Registration Statement.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ Global Market initial filing fee.

SEC registration fee	$7,999
NASD filing fee	7,975
NASDAQ Global Market initial filing fee	100,000
Printing and engraving expenses	250,000
Legal fees and expenses	900,000
Accounting fees and expenses	750,000
Blue sky fees and expenses	10,000
Transfer agent and registrar fees and expenses	10,000
Directors’ and officers’ insurance	450,000
Miscellaneous	14,026

Total	$2,500,000

Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.
As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.
As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions;

•	the Registrant may also indemnify its other employees and agents in its discretion;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding subject to certain limited exceptions, and to the extent the Delaware General Corporation Law so requires, such advances may be conditioned on the director’s or officer’s agreement to repay any such advanced expenses if it is determined that the director or officer is not entitled to be indemnified under the Registrant’s bylaws; and

•	the rights conferred in the bylaws are not exclusive.

In addition, the Registrant will enter into indemnity agreements with each of its current directors and executive officers. These agreements provide for the indemnification of directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant, subject to limited exceptions. Some of the directors of the Registrant have entered into agreements with investment entities with which they are affiliated that provide for the indemnification of such directors (entered into in connection with such entities’ investments in the Registrant).
The Registrant currently carries liability insurance for its directors and officers.
The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and of the Registrant’s directors and officers for certain liabilities under the Securities Act of 1933, as amended, or otherwise.
Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.1
Registrant’s Amended and Restated Articles of Incorporation	3.1
Registrant’s First Amended and Restated Certificate of Incorporation	3.2
Form of Second Amended and Restated Certificate of Incorporation of the Registrant, to be filed prior to the completion of this offering with the Delaware Secretary of State	3.3
Form of Third Amended and Restated Certificate of Incorporation of the Registrant, to be filed upon the completion of this offering with the Delaware Secretary of State	3.4
Registrant’s Bylaws	3.5
Form of Indemnity Agreement to be entered into between the Registrant and each of its directors and executive officers prior to the completion of this offering	10.1

Item 15.	Recent Sales of Unregistered Securities.
Since December 30, 2003, the Registrant has issued and sold the following securities (all share numbers reflect a 1-for-3 reverse split of the Registrant’s capital stock to occur before the closing of the offering):
1. Through August 31, 2006, the Registrant granted stock options to purchase an aggregate of 2,354,854 shares of its common stock at a weighted average exercise price of $1.03 per share to employees, consultants, directors and other service providers under its 2003 Stock Option Plan.
2. Through August 31, 2006, the Registrant issued and sold an aggregate of 779,844 shares of its common stock to employees, consultants, directors and other service providers at prices ranging from $0.54 to $1.44 per share under direct issuances or exercises of options granted under its 2003 Stock Option Plan.
3. On December 30, 2003, the Registrant agreed to issue an aggregate of 53,926 shares of its common stock upon the exercise of Broncus warrants outstanding as of the time of the Registrant’s separation from Broncus Technologies, Inc. These warrants were automatically adjusted as a result of this transaction such that the holders became entitled to receive shares of Asthmatx stock as if they had exercised their warrants prior to the Registrant’s inception. Through August 31, 2006, the Registrant had issued 44,968 shares of its common stock pursuant to exercises of these warrants. The Registrant issued these shares in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act of 1933. Pursuant to the terms of the Corporate Formation Agreement that the Registrant entered into in connection with this transaction, Broncus received the exercise price of the exercised warrants. (In addition, as of August 31, 2006, warrants to purchase 7,958 shares of the Registrant’s common stock had expired.)
4. On December 30, 2003, the Registrant issued 9,639,395 shares of its Series A-1, A-2, A-3, B, C and D Preferred Stock and 258,894 shares of common stock to shareholders of Broncus in connection with our separation from Broncus. The Registrant issued these shares in reliance on Staff Legal Bulletin No. 4.
5. On March 5, 2004, the Registrant issued 2,510,737 shares of Series AA Preferred Stock to existing holders of preferred stock in exchange for all outstanding shares of its Series A-1, A-2, A-3, B, C and D Preferred Stock in a recapitalization in reliance on Section 3(a)(9) under the Securities Act. Each share of Series AA Preferred Stock will convert automatically into one share of common stock upon the completion of this offering.
6. On March 5, 2004, the Registrant issued 3,217,096 shares of Series BB Preferred Stock to private investors at a price of $4.82 per share for an aggregate purchase price of approximately $15.5 million in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Each share of Series BB Preferred Stock will convert automatically into one share of common stock upon the completion of this offering.
7. On December 9, 2005, the Registrant issued 4,199,183 shares of Series CC Preferred Stock to private investors at a price of $6.43 per share for an aggregate purchase price of approximately $26.9 million in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Each share of Series CC Preferred Stock will convert automatically into one share of common stock upon the completion of this offering.
All sales of common stock made pursuant to the Registrant’s 2003 Stock Option Plan, including pursuant to the exercise of stock options, were made in reliance on Rule 701 under the Securities Act or Section 4(2) of the Securities Act.
All sales indicated as having been made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

Item 16.	Exhibits and Financial Statement Schedules.
(a) The following exhibits are filed herewith:

Exhibit
Number		Exhibit Title

1	.1**	Form of Underwriting Agreement.
3	.1**	Registrant’s Amended and Restated Articles of Incorporation.
3	.2**	Registrant’s First Amended and Restated Certificate of Incorporation.
3	.3**	Form of Second Amended and Restated Certificate of Incorporation of Registrant, to be filed prior to the completion of this offering with the Delaware Secretary of State.
3	.4**	Form of Third Amended and Restated Certificate of Incorporation of Registrant, to be filed upon completion of this offering with the Delaware Secretary of State.
3	.5**	Registrant’s Bylaws.
4	.1*	Form of Specimen Certificate for Registrant’s Common Stock.
4	.2**	Second Amended and Restated Investors’ Rights Agreement, dated as of December 9, 2005, among Registrant and certain of its stockholders.
5	.1**	Form of Opinion of Fenwick & West LLP.
10	.1**	Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers prior to the completion of this offering.
10	.2**	2003 Stock Option Plan and forms of stock option agreement and stock option exercise agreement.
10	.3**	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.
10	.4**	2006 Employee Stock Purchase Plan.
10	.5**	2006 Bonus Plan.
10	.6**	Letter Agreement, dated as of February 10, 2004, between Registrant and Glendon French.
10	.7**	Letter Agreement, dated as of February 10, 2004, between Registrant and Debera Brown.
10	.8**	Form of letter agreement between Registrant and each executive officer.
10	.9*	Form of Executive Change of Control Agreement to be entered into between the Registrant and each executive officer.
10	.10**	Loan and Pledge Agreement, dated as of October 17, 2005, between Registrant and Glendon French.
10	.11**	Lease, dated as of October 22, 2003, between Registrant and AT Cook Properties Trust, as amended March 11, 2004 and September 26, 2005.
10	.12**†	Corporate Formation Agreement, dated as of December 26, 2003, between Registrant and Broncus Technologies, Inc.
10	.13†	Cross License Agreement, dated as of December 30, 2003, between Registrant and Broncus Technologies, Inc.
10	.14†	Indemnification Agreement, dated as of February 17, 2004, between Registrant and Broncus Technologies, Inc.
10	.15**	Agreement Not to Sue, dated as of April 30, 1997, among VNUS Medical Technologies, Inc., SURx, Inc., Cordial Medical, Inc., and Broncus Technologies, Inc.
10	.16**	Contract Manufacturing Agreement, dated as of October 18, 2005, between Registrant and Life Science Outsourcing.
10	.17**	Consulting and Manufacturing Agreement, dated as of December 8, 1997, as amended on September 13, 2001, March 1, 2004 and August 27, 2005, along with Addendums to Consulting and Manufacturing Agreement, dated as of November 11, 1998 and January 1, 2004, between Registrant and Stellartech Research Corporation.
10	.18**	Independent Consultant Agreement, effective as of December 26, 2003, between Registrant and Michael D. Laufer, MD.

Exhibit
Number		Exhibit Title

10	.19**	Side Letter regarding Agreement Not to Sue.
23	.1**	Form of Consent of Fenwick & West LLP (included in Exhibit 5.1).
23	.2**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24	.1**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.
  † Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment filed with the Securities and Exchange Commission. Such portions are omitted from this filing and are filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules.
All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or the notes thereto.

Item 17.	Undertakings.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by referenced into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on October 4, 2006.

ASTHMATX, INC.

By:	/s/ Christopher P. Lowe

Christopher P. Lowe
Chief Financial Officer
Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

* Glendon E. French		President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2006

/s/ Christopher P. Lowe Christopher P. Lowe		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 4, 2006

* Dr. Michael D. Laufer		Director	October 4, 2006

* Annette J. Campbell-White		Director	October 4, 2006

* Brian E. Chee		Director	October 4, 2006

* W. James Fitzsimmons		Director	October 4, 2006

* Thomas C. McConnell		Director	October 4, 2006

* Lowell E. Sears		Director	October 4, 2006

* Dr. Beat R. Merz		Director	October 4, 2006

*By:	/s/ Christopher P. Lowe Christopher P. Lowe Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1	.1**	Form of Underwriting Agreement.
3	.1**	Registrant’s Amended and Restated Articles of Incorporation.
3	.2**	Registrant’s First Amended and Restated Certificate of Incorporation.
3	.3**	Form of Second Amended and Restated Certificate of Incorporation of Registrant, to be filed prior to this offering with the Delaware Secretary of State.
3	.4**	Form of Third Amended and Restated Certificate of Incorporation of Registrant, to be filed upon completion of this offering with the Delaware Secretary of State.
3	.5**	Registrant’s Bylaws.
4	.1*	Form of Specimen Certificate for Registrant’s Common Stock.
4	.2**	Second Amended and Restated Investors’ Rights Agreement, dated as of December 9, 2005, among Registrant and certain of its stockholders.
5	.1**	Form of Opinion of Fenwick & West LLP.
10	.1**	Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers prior to the completion of this offering.
10	.2**	2003 Stock Option Plan and forms of stock option agreement and stock option exercise agreement.
10	.3**	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.
10	.4**	2006 Employee Stock Purchase Plan.
10	.5**	2006 Bonus Plan.
10	.6**	Letter Agreement, dated as of February 10, 2004, between Registrant and Glendon French.
10	.7**	Letter Agreement, dated as of February 10, 2004, between Registrant and Debera Brown.
10	.8**	Form of letter agreement between Registrant and each executive officer.
10	.9*	Form of Executive Change of Control Agreement between the Registrant and each executive officer.
10	.10**	Loan and Pledge Agreement, dated as of October 17, 2005, between Registrant and Glendon French.
10	.11**	Lease, dated as of October 22, 2003, between Registrant and AT Cook Properties Trust, as amended March 11, 2004 and September 26, 2005.
10	.12**†	Corporate Formation Agreement, dated as of December 26, 2003, between Registrant and Broncus Technologies, Inc.
10	.13†	Cross License Agreement, dated as of December 30, 2003, between Registrant and Broncus Technologies, Inc.
10	.14†	Indemnification Agreement, dated as of February 17, 2004, between Registrant and Broncus Technologies, Inc.
10	.15**	Agreement Not to Sue, dated as of April 30, 1997, among VNUS Medical Technologies, Inc., SURx, Inc., Cordial Medical, Inc., and Broncus Technologies, Inc.
10	.16**	Contract Manufacturing Agreement, dated as of October 18, 2005, between Registrant and Life Science Outsourcing.
10	.17**	Consulting and Manufacturing Agreement, dated as of December 8, 1997, as amended on September 13, 2001, March 1, 2004 and August 27, 2005, along with Addendums to Consulting and Manufacturing Agreement, dated as of November 11, 1998 and January 1, 2004, between Registrant and Stellartech Research Corporation.
10	.18**	Independent Consultant Agreement, effective as of December 26, 2003, between Registrant and Michael D. Laufer, MD.
10	.19**	Side Letter regarding Agreement Not to Sue.
23	.1**	Form of Consent of Fenwick & West LLP (included in Exhibit 5.1).
23	.2**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24	.1**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.
  † Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment filed with the Securities and Exchange Commission. Such portions are omitted from this filing and are filed separately with the Securities and Exchange Commission.